As filed with the Securities and Exchange Commission July 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KITOV PHARMA LTD.

(Exact Name of Registrant as Specified in its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Azrieli Center, Round Tower

132 Menachem Begin Road, Tel Aviv 6701101, Israel

+972-3-933-3121

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Avraham Ben-Tzvi, Adv. ABZ Law Office	Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP
15 Yad Harutzim St. Suite 203 Jerusalem 9342152, Israel Tel: +972 79 572-2070	30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel: +1 212 659-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary Shares, no par value per share represented by American Depositary Shares, underlying previously issued unregistered May 2020 Investor Warrants	25,000,002	(3)	$0.80	$20,000,001.60	$2,596.00

Ordinary Shares, no par value per share represented by American Depositary Shares, underlying previously issued unregistered May 2020 Placement Agent Warrants	1,750,000	(4)	$0.80	$1,400,000.00	$181.72
Ordinary Shares, no par value per share represented by American Depositary Shares, previously issued in private placements to a former placement agent as part of tail fee in connection with Registrant’s 2020 Offerings.	1,298,611	(5)	$0.80	$1,038,888.80	$134.85
Total	28,048,613		$0.80	$22,438,890.40	$2,912.57

(1)	The ordinary shares registered hereby may be represented by American depositary shares (ADSs). ADSs evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to separate registration statements on Form F-6 (File No. 333-207858 and File No. 333-238060). Each ADS represents 1 ordinary share, no par value, of the Company (hereinafter “Ordinary Share(s)” or “ordinary share(s)”). In addition to the shares set forth in the table, the amount to be registered includes an unidentified number of shares that may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the $0.82 (high) and $0.7713 (low) sale prices of the Registrant’s ADSs as reported on the NASDAQ Capital Market on July 7, 2020, which date is within five business days prior to filing this Registration Statement.

(3)	Consists of 25,000,002 ADSs that may be acquired upon exercise of outstanding unregistered warrants previously issued by us in May 2020 which entitle the holders to purchase up to 25,000,002 ADSs representing 25,000,002 of our ordinary shares, at an exercise price of $0.40 per ADS, and which are currently exercisable until November 8, 2025.

(4)	Consists of 1,750,000 ADSs that may be acquired upon exercise of outstanding unregistered warrants previously issued by us in May 2020 which entitle the holders to purchase up to 1,750,000 ADSs representing 1,750,000 of our ordinary shares, at an exercise price of $0.50 per ADS, and which are currently exercisable until November 6, 2025.

(5)	Consists of 1,298,611 ADSs of which 812,500 ADSs previously issued by us and 486,111 ADSs to be issued to a former placement agent as part of a tail fee in connection with our 2020 offerings.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED July 10, 2020

28,048,613 American Depositary Shares

Each Representing 1 Ordinary Share

This prospectus relates to the disposition from time to time of up to:

(i)	26,750,002 American Depositary Shares (“ADSs”), each ADS representing 1 of our ordinary shares no par value per share, issuable upon the exercise of certain warrants that we issued in private placements in connection with the May 2020 Offering (defined herein), of which 25,000,002 investor warrants were issued to investors in the May 2020 Offering, and 1,750,000 placement agent compensation warrants were issued to the placement agent (or its designees) as part of its compensation for leading the May 2020 Offering; and,

(ii)	1,298,611 ADSs of which 812,500 ADSs were previously issued by us and 486,111 ADSs are to be issued to a former placement agent in aggregate as part of a tail fee in connection with the March 2020 Public Offering, April 2020 Registered Warrant Exercise Transaction, the May 2020 and June 2020 Offerings (each as defined herein).

See “Selling Shareholders”.

We are not selling any ADSs under this prospectus and will not receive any of the proceeds from the sale of ADSs by the selling shareholders. We will, however, receive the net proceeds of any warrants exercised for cash.

We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution” beginning on page 32 of this prospectus.

The selling shareholders listed beginning on page 26 of this prospectus (including their pledges, donees, transferees, assignees or other successors-in-interest) may offer the ADSs from time to time through public or private transactions at prevailing market prices or at privately negotiated prices.

Our ADSs are listed on the Nasdaq Capital Market (“NASDAQ”) under the symbol “KTOV.” On July 9, 2020, the last reported sale price of our ADSs on NASDAQ was $0.852 per ADS. Our Ordinary Shares are also listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “KTOV.” On July 9, 2020, the last reported sale price of our Ordinary Shares on the TASE was NIS 3.004, or $0.872 per Ordinary Share (based on the exchange rate reported by the Bank of Israel on such date, which was NIS 3.444 = $1.00).

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will be subject to reduced public company reporting requirements.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See Risk Factors beginning on page 5 and in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ordinary shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under the registration statement, the selling shareholders may offer and resell up to 28,048,613 ADSs in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the ADSs, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information provided or incorporated by reference in this prospectus, as well as the additional information described under “Incorporation of Certain Documents by Reference” on page 35 of this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read this prospectus, together with the additional information described under the headings, “Incorporation of Certain Documents by Reference,” and “Where You Can Find Additional Information” on pages 35 and 36 of this prospectus.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” starting on page 5 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

Overview

We are a clinical-stage company focusing on advancing first-in-class therapies to overcome tumor immune evasion and drug resistance, to create successful long-lasting treatments for people with cancer. Our oncology pipeline includes NT-219 and CM-24.

CM-24 is a monoclonal antibody blocking CEACAM1, a novel immune checkpoint that supports tumor immune evasion and survival through multiple pathways. We plan to advance CM-24 as a combination therapy with anti-PD1 checkpoint inhibitors in selected cancer indications in a Phase 1 study followed by a Phase 2 for the treatment of non-small cell lung cancer (NSCLC) and pancreatic cancer. We have entered into a clinical collaboration agreement with Bristol Myers Squibb (NYSE: BMY) for the planned Phase 1/2 clinical trials to evaluate the combination of CM-24 with the PD-1 inhibitor nivolumab (Opdivo®). CM-24 is a well-validated target which is highly expressed in many solid tumors as well as on immune cells and plays a pivotal role in the immune system by blocking immune cells’ access to tumors by CEACAM1-CEACAM1 and CEACAM1-CEACAM5 interaction. CEACAM1 was also shown to regulate TIM3 which induce immune fatigue. CM-24 activity is manifested in the blockade of immune inhibitory signals, angiogenesis and tumor-stroma interaction. This unique mechanism of action positions CM-24 with a differentiated inhibitor of a multi-role immune checkpoint. In a monotherapy phase 1 study, CM-24 demonstrated safety and efficacy with standard dose in about 30% of patients.

NT-219 is a small molecule targeting the novel cancer drug resistance pathways IRS1/2 and STAT3. We are currently advancing NT-219 as a monotherapy treatment of advanced solid tumors and in combination with cetuximab for the treatment of recurrent or metastatic squamous cell carcinoma of head and neck cancer in a planned Phase 1/2 study. In May 2020, the U.S. Food and Drug Administration (FDA) accepted our Investigational New Drug (IND) application to conduct the Phase 1/2 study. NT-219 has shown activity in preclinical studies as monotherapy as well in combination and would be developed as stand-alone and in combination with other cancer drugs or treatments. NT-219 has been tested in a number of patient derived xenograft (PDX) models where human cancer cells are taken and transplanted into mice and then used to test various cancer drugs. NT-219 was also tested against and in combination with various classes of cancer drugs that have been recently developed as well as older standard chemotherapy.

We are also the owner of Consensi®, a fixed-dose combination of celecoxib and amlodipine besylate, designed for the simultaneous treatment of hypertension and osteoarthritis pain. Consensi was approved by the FDA for marketing in the U.S in May 2018 and was launched in the U.S. in May 2020. Consensi is being sold in the United States by Burke Therapeutics, the marketing partner of our U.S. distributor, Coeptis Pharmaceuticals. Kitov has also partnered to commercialize Consensi in China and South Korea. Consensi is based on the generic drugs celecoxib and amlodipine besylate. Celecoxib is the active ingredient of a known and approved-for-use drug designed primarily to relieve pain caused by osteoarthritis. Celecoxib is the active ingredient in the branded drug Celebrex®. This combination is designed to simultaneously relieve pain caused by osteoarthritis and treat hypertension, which is one of the side effects of using non-steroidal anti-inflammatory drugs, or NSAIDs, for treating pain caused by osteoarthritis.

Now that Consensi ® has been launched in the United States and that we have executed a marketing and distribution agreement for the commercialization of Consensi ® in the United States, China and South Korea, we have shifted the focus of our clinical and regulatory teams to our oncology pipeline currently in development for various oncology indications. We recently announced the initiation of the clinical study for NT-219 in July 2020. Based on our current development plans, we also expect to initiate the clinical study for CM-24 during the second half of 2020.

In addition, we may consider the acquisition of oncology therapeutic candidates at various stages of development. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates or approved drug products.

Our goal is to become a significant player in the development of innovative drugs with a clinical and commercial added value, focusing on the oncology space.

Key elements of our strategy are to:

●	Focus on oncology therapeutic assets for treatment of unmet medical need and having a significant market opportunity;

●	leverage our expertise in the clinical and regulatory processes in the United States, together with our research and development capabilities and network of professional advisors, to efficiently develop drug candidates in clinical stages of development and achieve marketing authorization;

●	expand our line of therapeutic candidates through the acquisition or in-licensing of technologies, products and drugs focused in oncology space and intended to meet clinical needs

●	cooperate with third parties to both develop and commercialize therapeutic candidates in order to share costs and leverage the expertise of others; and

●	Secure sufficient funds for the performance of acquisitions and development programs.

Recent Financings

June 2020 Registered Direct Offering of ADSs and Warrants (the “June 2020 Offering”)

On June 23, 2020, we entered into securities purchase agreements with certain institutional and accredited investors, pursuant to which such investors agreed to purchase an aggregate of 38,888,892 ADSs at a purchase price of $0.90 per ADS, in a registered direct offering, for aggregate gross proceeds of approximately $35.0 million. We also agreed to issue to the investors registered warrants to purchase up to an aggregate of 19,444,446 ADSs. The registered warrants have a term of five (5) years and are exercisable immediately and have an exercise price of $0.90 per ADS. The June 2020 Offering closed on June 25, 2020.

In addition, we issued to the placement agent (or its designees) registered compensation warrants to purchase up to 1,944,445 ADSs at an exercise price of $1.125 per ADS. The registered placement agent warrants are immediately exercisable and have a term of five (5) years from the date of the effective date of the offering.

May 2020 Registered Direct Offering and Concurrent Private Placement of Warrants (the “May 2020 Offering”)

On May 6, 2020, we entered into securities purchase agreements with certain institutional and accredited investors, pursuant to which such investors agreed to purchase an aggregate of 25,000,002 ADSs at a purchase price of $0.40 per ADS, in a registered direct offering, for aggregate gross proceeds of approximately $10.0 million. We also agreed to issue to the investors unregistered warrants to purchase up to an aggregate of 25,000,002 ADSs. The warrants have a term of five and one-half (5.5) years, are exercisable immediately and have an exercise price of $0.40 per ADS. The May 2020 Offering closed on May 8, 2020.

In addition, we issued to the placement agent (or its designees) compensation warrants to purchase up to 1,750,000 ADSs at an exercise price of $0.50 per ADS. The placement agent warrants are immediately exercisable and have a term of five (5) years from the date of the effective date of the offering.

April 2020 Registered Warrant Exercise Transaction

On April 19, 2020, we entered into Warrant Exercise Letters (the “Exercise Agreement”), with certain institutional investors (the “Holders”) holding warrants to purchase an aggregate of up to 20 million of our ADSs, at an exercise price of $0.325 per ADS (the “2020 Registered Warrants”), previously issued in a public offering in March 2020 (the “March 2020 Public Offering” and further described below), pursuant to which the Holders agreed to exercise their 2020 Registered Warrants in full, for gross proceeds (before deducting placement agent fees and expenses) of approximately $6.5 million.

Under the Exercise Agreement, we also agreed to issue to the Holders, in a private placement, new unregistered warrants to purchase up to an aggregate of approximately 22 million ADSs at an exercise price of $0.325 per ADS (the “New Warrants”). The New Warrants were exercisable immediately and had a term of exercise period of five and one-half (5.5) years from the date of the issuance. In addition, we issued to the placement agent (or its designees) warrants to purchase up to 1,400,000 ADSs which have the same terms as the New Warrants except for an exercise price of $0.40625 per ADS. The exercise of the 2020 Registered Warrants and the issuance of the New Warrants were completed on April 22, 2020.

We filed a registration statement covering the resale of the ADSs underlying the New Warrants and the placement agent warrants on May 13, 2020, which was declared effective on May 20, 2020. All of the New Warrants have been since exercised for cash, for which we received gross proceeds of approximately $7 million.

March 2020 Public Offering

On March 16, 2020, we closed a public offering of an aggregate of 9,620,000 ADSs and 10,380,000 pre-funded warrants (an exercise price of $0.0001 per each ADS), and 2020 Registered Warrants to purchase an aggregate of up to 20 million of the our ADSs for gross proceeds of $6.0 million, prior to deducting placement agent fees and other offering expenses. The 2020 Registered Warrants were exercisable at an exercise price of $0.325 per ADS and had a term of exercise period of five (5) years from the date of the issuance. The 2020 Registered Warrants were exercised in full on April 22, 2020 as discussed in the April 2020 Registered Warrant Exercise Transaction above. In addition, we issued to the placement agent (or its designees) warrants to purchase up to 1,400,000 ADSs. The placement agent warrants are exercisable at an exercise price of $0.375 per ADS and will terminate on March 12, 2025.

Nasdaq Minimum Bid Price Requirement

On July 8, 2019, we received a letter from the Nasdaq Listing Qualifications Department indicating that, based upon the closing bid price of our ADSs for the last 30 consecutive business days, we did not meet the minimum bid price of $1.00 per share required for continued listing on NASDAQ pursuant to Nasdaq Listing Rule 5550(a)(2). We were not able to regain compliance with this requirement within the 180-day period ending on January 6, 2020. However, on January 7, 2020, we were granted an additional 180-day compliance period ending on July 6, 2020 (the “Second Compliance Period”). The Nasdaq determination to grant the Second Compliance Period was based on our meeting the continued listing requirement for market value of publicly held shares and all other Nasdaq initial listing standards, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the Second Compliance Period by effecting a reverse share split, if necessary.

On April 17, 2020, we received notification from the Nasdaq Listing Qualifications Department that due to the extraordinary market conditions, Nasdaq has decided to toll the requirements for bid price and market value of publicly traded companies through June 30, 2020, and therefore we have been granted an extension for the Second Compliance Period, from July 6, 2020 until September 18, 2020 (the “Extended Second Compliance Period”) in order to regain compliance with the minimum $1.00 bid price per share Nasdaq listing requirement. According to the notice, if at any time before September 18, 2020, the closing bid price of our ADSs is at $1.00 per ADS or more for a minimum of 10 consecutive trading days, we will regain compliance with the minimum $1.00 bid price per share Nasdaq listing requirement.

In the event we do not regain compliance during the Extended Second Compliance Period, Nasdaq will provide notice that our securities will be subject to delisting. At that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Listing Hearings Panel. We intend to continue actively monitoring the bid price of our ADSs between now and the expiration of the Extended Second Compliance Period and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement, including a reverse share split, if necessary.

Corporate information

Kitov was incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968 and its Ordinary Shares were originally listed for trading on the TASE in 1978. In November 2015, we completed an initial public offering of our ADSs and Series A warrants on NASDAQ. Our principal executive offices are located at One Azrieli Center, Round Tower, 19th Floor, 132 Menachem Begin Road, Tel Aviv 6701101, Israel, and our telephone number is 972-3-933-3121. Our website is www.kitovpharma.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

THE OFFERING

ADSs offered by selling shareholders	Up to 28,048,613 ADSs representing 28,048,613 Ordinary Shares

ADSs outstanding	158,039,073 Ordinary Shares (not including 1 Ordinary Share held in treasury; such number of ordinary shares represented by 158,039,073 ADSs).

The ADSs

Each ADS represents 1 Ordinary Share. The ADSs initially will be evidenced by American Depositary Receipts (“ADRs”), executed and delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated as of November 25, 2015, as amended, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on May 7, 2020.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

Use of Proceeds	We will not receive any proceeds from the sale of the ADSs by the selling shareholders. We will, however, receive the net proceeds of any warrants exercised for cash by the selling shareholders if and when exercised.

NASDAQ Capital Market Symbol of ADSs	KTOV

Risk factors	Before deciding to invest in our ADSs, you should carefully consider the risks related to our business, the offering and our securities, and our location in Israel. See “Risk Factors” beginning on page 5 of this prospectus.

Depositary	The Bank of New York Mellon.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors set forth below and in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our ordinary shares or ADSs in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale up to 28,048,613 ordinary shares, which may be represented by ADSs, held by the selling shareholders. Sales of substantial amounts of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may exercise any warrants they are holding or sell such ordinary shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

NASDAQ has a listing requirement of a minimum closing bid price of $1.00 per share. If our ADSs cannot maintain the required minimum closing bid price and we fail to correct the listing requirement deficiency within the provided cure period, our ADSs may be involuntarily delisted from NASDAQ.

Our ADSs are listed on NASDAQ, and the quantitative listing standards of Nasdaq require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per ADS. On July 8, 2019, we received a letter from the Listing Qualifications Department of Nasdaq indicating that, based upon the closing bid price of our ADSs for the last 30 consecutive business days, we did not meet the minimum bid price of $1.00 per share required for continued listing on NASDAQ pursuant to Nasdaq Listing Rule 5550(a)(2). We were not able to regain compliance with this requirement within the 180-day period ending on January 6, 2020. However, on January 7, 2020, we were granted an additional 180-day compliance period ending on July 6, 2020, and on April 17, 2020, we were granted additional extension, from July 6, 2020 until September 18, 2020, to regain compliance with the minimum $1.00 bid price per share Nasdaq listing requirement. According to the notice granting us the Extended Second Compliance Period, if at any time before September 18, 2020, the closing bid price of our ADSs is at $1.00 per ADS or more for a minimum of 10 consecutive trading days, we will regain compliance with the minimum $1.00 bid price per share Nasdaq listing requirement.

We can regain compliance with this requirement if at any time before the expiration of the Extended Second Compliance Period the closing bid price for our ADSs is at least $1.00 per share for a minimum of ten consecutive business days. In the event we do not regain compliance during the Extended Second Compliance Period, NASDAQ will provide notice that our securities will be subject to delisting. At that time, we may appeal NASDAQ’s delisting determination to a Nasdaq Listing Hearings Panel. If we fail to regain compliance within our applicable cure period, or fail to satisfy other listing requirements, our ADSs may be subject to delisting.

To resolve the noncompliance, we may consider available options including a reverse share split, which may not result in a permanent increase in the market price of our ADSs, which is dependent on many factors, including general economic, market and industry conditions and other factors detailed from time to time in the reports we file with the SEC. It is not uncommon for the market price of a company’s shares to decline in the period following a reverse share split.

Although we expect to take actions intended to restore our compliance with the listing requirements, we can provide no assurance that any action taken by us would be successful, or that any such action would stabilize the market price or improve the liquidity of our ADSs. Should a delisting occur, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of our ADSs, and our ability to raise future capital through the sale of our ADSs could be severely limited. Delisting would also impact some of our disclosure obligations under Israeli law. Following a delisting, we will remain a publicly traded company on TASE and revert to being subject to full Israeli securities laws and disclosure requirements. Accordingly, we will need to comply with U.S. and Israeli disclosure requirements and the resolution of any conflicts between those requirements may lead to additional costs and require significant management time. Furthermore, we expect these additional reporting rules and regulations would increase our legal and financial compliance costs.

In the event that our ADSs are delisted from NASDAQ, U.S. broker-dealers may be discouraged from effecting transactions in shares of our ADSs because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on NASDAQ if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Following a delisting from NASDAQ our ADSs may constitute “penny stock” within the meaning of these rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions our ADSs, which could severely limit the market liquidity of such ADSs and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Securities holders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The recent coronavirus outbreak may adversely affect our revenues, results of operations and financial condition.

In December 2019, a strain of coronavirus (“COVID-19”) was reported to have surfaced in Wuhan, China, and has spread globally, resulting in government-imposed quarantines, travel restrictions and other public health safety measures in China, the United States, Israel, and other affected countries. The various precautionary measures taken by many governmental authorities around the world in order to limit the spread of COVID-19 have and may continue to have an adverse effect on the global markets and its economy and demand for pharmaceutical products, including on the availability and pricing of employees, resources, materials, manufacturing and delivery efforts and other aspects of the global economy.

The impact of COVID-19 pandemic on the conduct of clinical trials of our therapeutic candidates, and any challenges which may arise, for example, from quarantines, site closures, travel limitations, interruptions to the supply chain for our therapeutic candidates, or other considerations if site personnel or trial subjects become infected with COVID-19, is as of yet unknown. The impact of the pandemic may lead to difficulties in meeting protocol-specified procedures, including administering or using the therapeutic candidate or adhering to protocol-mandated visits and laboratory/diagnostic testing, unavoidable protocol deviations due to COVID-19 illness and/or COVID-19 control measures, which will likely vary depending on many factors, including the nature of disease under study, the trial design, and in what region(s) the study is being conducted.

The FDA recently provided an update on inspections outside of the U.S. in response to the COVID-19 outbreak. The FDA postponed most foreign inspections, and this action may also impact other FDA responsibilities, including product application reviews. As an interim measure the FDA is employing additional tools to ensure the safety of products imported to the U.S., including denying entry of unsafe products into the U.S., physical examinations and/or product sampling at our borders, reviewing a firm’s previous compliance history, using information sharing from foreign governments and requesting records “in advance of or in lieu of” on-site drug inspections, and predictive screening which continues to adjust risk scores as necessary throughout the COVID-19 outbreak. The FDA can refuse admission of products that fail sample testing or may violate other applicable legal requirements. The postponement of foreign inspections and the uncertainty surrounding how long any such postponements will last, coupled with changing import inspections or requirements may impact the ability of our therapeutic candidate and product suppliers, all of whom are located outside the U.S. to provide products needed for our clinical trials or product distribution in the U.S.

Therefore, COVID-19 pandemic could disrupt sales and marketing of drugs and production or cause delays in the supply and delivery of products used in our operations, may affect our operation, including the conduct of clinical studies, or the ability of regulatory bodies to grant approvals or supervise our candidates and products, may further divert the attention and efforts of the medical community to coping with the COVID-19 pandemic and disrupt the marketplace in which we operate and may have a material adverse effects on our operations.

The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The development of the COVID-19 outbreak could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, interrupt our sources of supply, and make it hard to adequately staff our operations.

We may be classified as a Passive Foreign Investment Company, or PFIC, for U.S. federal income tax purposes in 2020 and may continue to be, or become, a PFIC in future years, which may have negative tax consequences for U.S. investors.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Based on our estimated gross income, the average value of our gross assets, and the nature of our business, we believe that we may be classified as a PFIC in the current taxable year and may be classified as a PFIC in future years. If we are treated as a PFIC for any taxable year during which a U.S. investor held our ADSs, certain adverse U.S. federal income tax consequences could apply to the U.S. investor.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 5 of this prospectus, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	our ability to successfully meet our post marketing commitments to FDA for Consensi® and to obtain approvals for marketing of Consensi® in other territories than the U.S.;

●	a delay or rejection of an IND, New Drug Application or Biologics License Applications for one or more of our therapeutic candidates;

●	our ability to regain and maintain compliance with the NASDAQ listing standards;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate including the impact of any change in regulation and legislation that could affect the pharmaceutical industry, and the difficulty of predicting actions of the FDA or any other applicable regulator of pharmaceutical products;

●	the research, manufacturing, preclinical and clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	our ability to successfully acquire, develop or commercialize our pharmaceutical products;

●	the ability of our commercialization partners to successfully launch our drugs and achieve substantial sales for our drug products;

●	our ability to establish and maintain corporate collaborations;

●	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business and therapeutic candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, revenues capital requirements and our needs for additional financing;

●	the impact of competitive companies, technologies and our industry;

●	the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may obtain approvals for our products or our business; and

●	the geographic, social and economic impact of COVID-19 on the Company’s business operations.

USE OF PROCEEDS

This prospectus relates to ordinary shares represented by ADSs that may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds resulting from the sale of ADSs by the selling shareholders. 26,750,002 ADSs covered by the registration statement of which this prospectus is a part are issuable upon exercise of warrants. We will receive the exercise price of any ADSs we sell to the selling shareholders upon cash exercise of the warrants held by the selling shareholders. We expect to use the proceeds received from the exercise of the warrants, if any, to fund clinical development, the possible acquisition of new therapeutic candidates and for general working capital purposes.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2019:

●	on an actual basis;

●	on a pro forma basis, to give effect to (A) the issuance of 10,921,139 Ordinary Shares underlying ADSs in connection with the closing of the FameWave transaction on January 7, 2020; (B) the issuance of (i) 9,620,000 units at a public offering price of $0.3000 per unit and (ii) 10,380,000 pre-funded units at a public offering price of $0.2999 per pre-funded unit in the March 2020 Public Offering, and assuming exercise of all pre-funded warrants included in the pre-funded units sold in the March 2020 Public Offering at $0.0001 per ADS, after deducting placement agent fees and offering expenses paid by us in connection with the March 2020 Public Offering, (C) the exercise of the 2020 Registered Warrants in the April 2020 Registered Warrant Exercise Transaction, after deducting the fees due to the placement agent and offering expenses paid by us in connection with the April 2020 Registered Warrant Exercise Transaction, and the full exercise of the New Warrants issued in the April 2020 Registered Warrant Exercise Transaction, (D) the sale of 25,000,002 ADSs representing 25,000,002 Ordinary Shares and warrants to purchase up to an aggregate of 25,000,002 ADSs in the May 2020 Offering at the offering price of $0.40 per one ADS and the receipt by us of net proceeds of approximately $9.02 million (assuming no exercise of the warrants issued in the May 2020 Offering and no proceeds, if any, from the exercise of warrants issued in the May 2020 Offering), after deducting placement agent fees and offering expenses payable by us, (E) the sale of ADSs representing 38,888,892 Ordinary Shares and warrants to purchase up to an aggregate of 19,444,446 ADSs in the June 2020 Offering at the offering price of $0.90 per one ADS and the receipt by us of net proceeds of approximately $32.2 million (assuming no exercise of the warrants issued in the June 2020 Offering and no proceeds, if any, from the exercise of warrants issued in the June 2020 Offering), after deducting placement agent fees and offering expenses payable by us, and (F) the issuance in private placements of an aggregate of 1,298,611 ADSs to a former placement agent as part of tail fee in connection with the March 2020 Public Offering, April 2020 Registered Warrant Exercise Transaction, and the May 2020 and June 2020 Offerings.

The amounts shown below are unaudited. The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 20-F, as amended, which is incorporated by reference in this prospectus.

(In thousands, except share data)	Actual	Pro Forma

Cash and cash equivalents and short-term deposits	$4,385	$67,574

Shareholders’ equity:
Ordinary shares
Share premium	46,986	129,723
Capital reserves	3,083	3,083
Warrants	9,874	9,874
Accumulated loss	(49,522)	(49,522)

Total shareholders’ equity	10,421	93,158
Non-controlling interest	438	438
Total capitalization	$10,859	$93,596

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and certain provisions of our articles of association are summaries and do not purport to be complete. The description is qualified by reference to our corporate documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Share Capital. Our authorized share capital is 250,000,000 ordinary shares, with no par value (herein referred to as “Ordinary Share(s)” or “ordinary share(s)”), and 50,000,000 non-voting senior preferred shares, with no par value, divided into five classes of 10,000,000 preferred shares in each class. On July 2, 2020, we announced the convening of a special general meeting of our shareholders to be held on August 6, 2020, at which, amongst other matters on the agenda, our shareholders are being asked to approve an increase of our authorized and registered ordinary share capital by an additional 750,000,000 ordinary shares, with no par value, and amend the Company’s Amended and Restated Articles of Association Amended and Restated Memorandum of Association accordingly. Should such proposal be approved by our shareholders, following such increase, our authorized and registered share capital will consist of 1,000,000,000 ordinary shares, with no par value, and 50,000,000 non-voting senior preferred shares, with no par value, divided into five classes of 10,000,000 preferred shares in each class.

As of December 31, 2019, we had 19,564,449 ordinary shares outstanding (after giving effect to a reverse share split of our ordinary shares, at an exchange ratio of 1-for-20, which was completed on January 4, 2019, which ordinary shares would be represented by 19,564,449 of our ADSs) and no non-voting senior preferred shares outstanding, and as of July 9, 2020, we had 158,039,074 ordinary shares outstanding (which would be represented by 158,039,074 of our ADSs) and no non-voting senior preferred shares outstanding. The above amounts include one dormant ordinary share held in treasury.

Ordinary Shares

The following is a description of our ordinary shares.

The ordinary shares do not have preemptive rights, preferred rights or any other right to purchase our securities. Neither our amended and restated articles of association nor the laws of the State of Israel restrict the ownership or voting of ordinary shares by non-residents of Israel, except under certain circumstances for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

Transfer of Shares. Our fully paid ordinary shares may generally be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of the stock exchange on which the shares are traded.

Notices. Under the Companies Law, and regulations promulgated thereunder, and our amended and restated articles of association, we are required to publish notices on our website, at least 21 days’ prior notice of a shareholders’ meeting. However, under regulations promulgated under the Companies Law, we are required to publish notices on our website at least 35 calendar days prior any shareholders’ meeting in which the agenda includes matters which may be voted on by voting slips. Regulations under the Companies Law exempt companies whose shares are listed for trading both on a stock exchange in and outside of Israel, from some provisions of the Companies Law. These regulations exempt us from some of the requirements of the Israeli proxy regulations, under certain circumstances.

According to the Companies Law and the regulations promulgated thereunder, as applicable to the Company, for purposes of determining the shareholders entitled to notice and to vote at such meeting, the board of directors may fix the record date not more than 40 nor less than four calendar days prior to the date of the meeting, provided that an announcement regarding the general meeting shall be given prior to the record date.

Election of Directors. Under our amended and restated articles of association, the number of directors on our Board will be no less than four and no more than nine (including any external directors, to the extent that we may be required to appoint external directors in accordance with the Companies Law and any Regulations enacted thereunder) (“Maximum Number”). The majority of the members of the Board shall be residents of Israel, unless our center of management shall have been transferred to another country in accordance with a resolution of our Board by a majority of three quarters (75%) of the participating director votes. The number of directors may be changed, at any time and from time to time, by our shareholders with a majority of (a) 75% of the voting rights participating and voting on the matter in the applicable general meeting of our shareholders and (b) more than 47.9% of all of the voting rights in the Company as of the record date established for the applicable general meeting of our shareholders (“Special Majority”). Our directors shall generally be nominated by our Board of Directors, and then appointed at our general meeting of shareholders with a regular majority. In accordance with our amended and restated articles of association, the directors elected to serve are divided into three classes, with each class comprising one-third of the members of our Board of Directors (the “Board”) (who are not external directors, if any were appointed), (hereinafter the “first class”; the “second class”; and the “third class”). If the number of directors is not equally divisible by three, each of the first class and the second class will be comprised of a different number, the closest and lowest to one-third, while the third class will be comprised of the remaining directors (who are not external directors, if any were appointed). If the number of directors changes, the number of directors in each class will change in accordance with the aforesaid rule. In the annual general meeting of our shareholders that will take place each year, the shareholders shall be entitled to elect directors who shall be elected for a Three-Year Term to replace the class of directors whose term in office has expired as of such annual general meeting of our shareholders, and so on ad infinitum, so that the directors who shall be elected as stated above shall enter office at the end of the annual general meeting of our shareholders at which they were elected, unless a later date for commencement of the term was decided at the time of the appointment, and shall serve for Three-Year Terms (unless their appointment will be terminated in accordance with the provisions of our amended and restated articles of association), and so that each year, the terms in office of one of the classes of directors shall expire at the annual general meeting of our shareholders for such year. A “Three-Year Term” means a term of office of a director until the third annual general meeting of our shareholders which shall be held following the date of their election as director, provided that each director shall continue to serve in office until his or her successor is duly elected and qualified, or until his or her retirement, death, resignation or removal. Our Board may appoint a director at any time to fill any vacancies until the annual meeting of our shareholders set to take place at the end of the Three-Year Term for the class of directors to which such director is so appointed by the Board, provided that the total number of the members of the Board serving at such time will not exceed the Maximum Number. The shareholders may at all times, by a Special Majority vote of the shareholders, replace or dismiss a director (in the case of replacement, only if the appointed director is not a corporation). A director to be replaced shall be given a reasonable opportunity to address the shareholders at their meeting. The tenure of a director expires pursuant to the provisions of our amended and restated articles of association and the Companies Law, upon death or if s/he becomes incompetent, unless removed from office as described above.

Dividend and Liquidation Rights. Subject to preferences that may be applicable to any then outstanding preferred shares, our profits, in respect of which a resolution was passed to distribute them as dividend or bonus shares, shall be paid pro rata to the number of shares held by the shareholders. In the event of our liquidation, the liquidator may, with the general meeting’s approval, and subject to any preferences that may be applicable to any then outstanding preferred shares, distribute parts of our property in specie among the shareholders and he or she may, with similar approval, deposit any part of our property with trustees in favor of the shareholders as the liquidator, with the approval mentioned above, deems fit.

Voting, Shareholders’ Meetings and Resolutions. Holders of ordinary shares are entitled to one vote for each ordinary share held on all matters submitted to a vote of shareholders. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present, in person or by proxy, or by voting slip indicating the way in which he or she is voting, who hold or represent, in the aggregate, at least 25% of the voting rights of our outstanding share capital. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or any time and place as prescribed by the board of directors in notice to the shareholders. At the reconvened meeting one shareholder at least, present in person or by proxy constitutes a quorum except where such meeting was called at the demand of shareholders. With the agreement of a meeting at which a quorum is present, the chairman may, and on the demand of the meeting he must, adjourn the meeting from time to time and from place to place, as the meeting resolves.

Annual general meetings of our shareholders are to be held once every year within a period of not more than 15 months after the last preceding annual general shareholders’ meeting. Our board of directors may call special general meetings of shareholders. The Companies Law provides that a special general meeting of shareholders may be called by the board of directors or by a request of two directors or 25% of the directors in office, whichever is the lower, or by shareholders holding at least 5% of our issued share capital and at least 1% of the voting rights, or of shareholders holding at least 5% of our voting rights, subject to the provisions set forth in our amended and restated articles of association.

An ordinary resolution requires approval by the holders of a majority of the voting rights present, in person or by proxy, at the meeting and voting on the resolution.

Allotment of Shares. Our Board of Directors has the power to allot or to issue shares to any person, with restrictions and condition as it deems fit.

Preferred Shares

Pursuant to Israel’s securities laws, a company whose ordinary shares are registered for trade on TASE may not have more than one class of shares for a period of one year following initial registration of the company on TASE. After a period of one year, it is permitted to issue preferred shares if the preference of those shares is limited to a preference in the distribution of dividends and these preferred shares have no voting rights, and if such issuance is otherwise in accordance with any then applicable TASE regulations or directives with respect to the issuance of preferred shares by a company whose ordinary shares are listed on TASE.

We presently do not have any issued and outstanding preferred shares. On December 5, 2016, our shareholders approved the amendment to our amended and restated articles of association, as well as to our memorandum of association, for the addition to Kitov Pharma’s registered share capital of 50,000,000 non-voting senior preferred shares, with no par value, divided into 5 classes of 10,000,000 preferred shares in each class (the “Preferred Shares”).

Pursuant to our amended and restated articles of association, our Board of Directors is authorized to fix, by resolution of the Board of Directors, (i) the number of issued Preferred Shares (subject to the maximum number of Preferred Shares authorized in such class), (ii) the designation of such class of Preferred Shares, and (iii) the conversion, redemption, optional and other special rights, qualifications, limitations or restrictions, if any, of the shares of such class of Preferred Shares. Consequently, the issuance of Preferred Shares would be available for issuance without further actions by the Company’s shareholders, unless shareholder approval is required by Israeli law, the rules of any exchange or other market on which the Company’s securities may then be listed or traded, the Company’s Articles of Association then in effect, or any other applicable rules and regulations. For so long as we are also listed on TASE, the issuance of any Preferred Shares will also be subject to the requirements of any TASE regulations or directives governing the issuance of preferred shares by companies whose ordinary shares are listed on the TASE.

Subject to the actual terms of issuance determined by our Board of Directors for any Preferred Shares when issued, our Preferred Shares may be convertible into our ordinary shares or another series of Preferred Shares. Each such series of Preferred Shares shall have such number of shares, designations, preferences, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, liquidation preferences, conversion rights and preemptive rights, rights, qualifications, limitations and/or restrictions determined by our Board of Directors in accordance with our articles of association in effect at the time of any such issuance, including, but not limited to, some or all of the following: (i) the number of Preferred Shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of Preferred Shares then outstanding) from time to time by action of the Board of Directors; (ii) the dividend rate and the manner and frequency of payment of dividends on the Preferred Shares of that series, whether dividends will be cumulative, and, if so, from which date; (iii) the terms and conditions of any conversion privilege of the series, including provision for adjustment of the conversion rate in such events as the Board of Directors may determine; (iv) whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption; (v) whether that series will have a sinking fund for the redemption or purchase of Preferred Shares of that series, and, if so, the terms and amount of such sinking fund; (vi) whether or not the Preferred Shares of the series will have priority over or be on a parity with or be junior to the Preferred Shares of any other series or class in any respect; (vii) the rights of the Preferred Shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of Preferred Shares of that series; and any other relative rights, preferences and limitations of that series.

Issuance of Preferred Shares by our Board of Directors may result in such shares having dividend or liquidation preferences senior to the rights of the holders of our ordinary shares and, Preferred Shares which are convertible into our ordinary shares could potentially dilute the voting rights of the holders of our ordinary shares.

Once designated by our Board of Directors, each series of Preferred Shares may have specific financial and other terms.

Each Preferred Share shall be entitled to receive upon distribution, and in preference to our ordinary shares, (i) dividends in excess of the general dividends issued to all shareholders including holders of Ordinary Shares, and/or (ii) amounts paid in a distribution of our surplus assets on winding up, in an amount equal to the original issue price for such Preferred Shares as set forth in the Company’s share registrar (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares), and less the amount of any dividend previously paid in preference, all pro rata to the number of the Company’s Preferred Shares of each specific class of Preferred Shares issued and outstanding at such time, without having regard to any premium paid or discount thereon, and all subject to the provisions hereof.

Furthermore, and after payment of the Preferred Shares’ dividend preferences or liquidation preferences as aforesaid, each Preferred Share in the Company’s capital shall be entitled to receive upon distribution, (i) a general dividend issued to all shareholders, (ii) bonus shares, and (iii) amounts paid in a distribution of the Company’s surplus assets on winding up, all pro rata to the number of the Company’s Shares (Ordinary Shares and Preferred Shares) issued and outstanding at such time, without having regard to any premium paid thereon or discount, and all subject to the provisions hereof.

All Preferred Shares shall be non-voting shares and shall not vest the holder thereof with any right to participate in the Company’s general meetings, to receive notice thereof and/or to vote thereat, except as otherwise specifically required by Israeli law. Without limitation to the above, the Preferred Shares shall not confer upon the holders thereof any voting rights or any right to appoint directors or any other right with respect to general meetings, including without limitation, attending, voting at or requesting to convene, such general meetings or proposing matters for the agenda of such general meetings, except as expressly set forth below or as otherwise specifically provided by Israeli law.

So long as any Preferred Shares are outstanding, the provisions of the section below titled “Modification of class rights”, and the provisions of this section shall apply, such that the adoption of a resolution, by a regular majority in voting power of the Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, given in person or by proxy or by an authorized proxy holder, at a meeting of holders of Preferred Shares shall be necessary for effecting or validating:

(i) Authorization of Senior Shares. Any amendment or alteration of the Memorandum of Association or Articles of Association of the Company so as to authorize or create, or increase the authorized amount of, any class or series of shares to be so authorized, created or increased after the initial issuance of any class of Preferred Shares, the terms of which expressly provide that such class or series will rank senior to the outstanding class or classes of Preferred Shares as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Company (collectively, “Senior Shares”);

(ii) Amendment of the Preferred Shares. Any amendment, alteration or repeal of any provision of the Articles of Association so as to adversely affect the special rights, preferences, privileges or voting powers of the Preferred Shares.

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the Company with or into another entity, unless in each case (x) the Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity (or the Preferred Shares are otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred shares of the surviving or resulting entity or its ultimate parent, and (y) such Preferred Shares that remain outstanding or such preferred shares, as the case may be, have rights, preferences, privileges and voting powers of the surviving or resulting entity or its ultimate parent that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Preferred Shares immediately prior to the consummation of such transaction;

provided, however, that (A) for all purposes of this section, (1) any increase in the amount of the Company’s authorized Ordinary Shares or Preferred Shares or the issuance of any additional Ordinary Shares or Preferred Shares or (2) the authorization or creation of any class or series of shares established after the initial issuance of any class of Preferred Shares, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the previously issued and outstanding Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Junior Shares”); or the authorization or creation of any class or series of shares established after the initial issuance of any class of Preferred Shares the terms of which expressly provide that such class or series will rank on a parity with the previously issued and outstanding Preferred Shares as to dividend rights and distribution rights upon any liquidation, winding up or dissolution of the Company (collectively, “Parity Shares”); and, any increase in the amount of authorized but unissued shares of such class or series of Parity Shares or Junior Shares or the issuance of additional shares of such class or series of Parity Shares or Junior Shares, will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the previously issued and outstanding Preferred Shares and shall not require the consent or the adoption of a resolution by the holders of the previously issued and outstanding Preferred Shares; (B) in the event of a binding share exchange or reclassification involving the Preferred Shares, or of a merger or consolidation of the Company with or into another entity, as described above in which the provisions of sub-section (b)(iii)(x) and (y) above are complied with, the consent or the adoption of a resolution by the holders of the previously issued Preferred Shares shall not be required in order to effect, validate or approve such share exchange, reclassification, merger or consolidation; and (C) to the extent that, notwithstanding the provisions of immediately preceding clauses (A) and (B), the consent or approval of the holders of Preferred Shares, voting together as a single class, is nonetheless required by applicable law or the Articles of Association in such circumstances, or such consent or approval is otherwise required by applicable law or the Articles of Association with respect to any matter that is not set forth in the provisions of items (i)-(iii) of this section above, such approval or consent may be given by the adoption of a resolution, by a simple majority of the voting power of the Preferred Shares who are present, entitled to vote thereon (if any) and voting thereon, voting together as a single class, given in person or by proxy or by an authorized person, at a meeting of holders of Preferred Shares and the legal quorum for any such meeting shall be as set forth above with respect to meeting of holders of our Ordinary Shares.

The rules and procedures for calling and conducting any meeting of the holders of Preferred Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our amended and restated articles of association (including the provisions set forth above), applicable law and, if applicable, the rules of any national securities exchange or other trading facility on which the Preferred Shares are listed or traded at the time.

Although our Board of Directors has no intention at the present time of doing so, it could authorize the issuance of a series of Preferred Shares that could, depending on the terms of such series, impede the completion of a merger, tender offer, change of control or other takeover attempt.

Board of Directors

Under our amended and restated articles of association, resolutions by the Board of Directors shall be decided by a majority of votes of the directors present, or participating, in the case of voting by media, and voting, each director having one vote. In the event of a tie, the chairman of the Board does not hold a casting vote.

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on NASDAQ, are required to appoint at least two external directors.

Pursuant to regulations promulgated under the Companies Law, companies with shares traded on a U.S. stock exchange, including NASDAQ, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, in July 2016, we elected to “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors.

Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under Section 1 of the Companies Law), (ii) our shares are traded on a U.S. stock exchange, including NASDAQ, and (iii) we comply with the director independence requirements, the audit committee and the compensation committee composition requirements, under U.S. laws (including applicable Nasdaq Rules) applicable to U.S. domestic issuers.

A majority of our Board members are independent as required by the NASDAQ Listing Rules. Furthermore, our Audit Committee consists of at least three independent directors, and our Compensation Committee consists of at least two independent directors.

The Companies Law requires that certain transactions, actions and arrangements be approved as provided for in a company’s articles of association and in certain circumstances by the audit committee or the compensation committee and by the board of directors itself. Those transactions that require such approval pursuant to a company’s articles of association must be approved by its board of directors. In certain circumstances, audit committee and shareholder approval is also required. The vote required by the audit committee and the board of directors for approval of such matters, in each case, is a majority of the directors participating in a duly convened meeting.

Under the provisions of the Companies Law, whoever has a personal interest in a matter, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless it is not an extraordinary transaction as defined in the Companies Law. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of an office holder with a personal interest is required for the presentation of a matter, such officer holder may be present at the meeting. Notwithstanding the foregoing, if the majority of the directors have a personal interest in a matter, they shall be allowed to participate and vote on this matter, but the approval of the transaction by the shareholders in the general meeting is required.

According to the Companies Law, an arrangement between the company and its directors, regarding their conditions of service, including the grant to them of exemption from liability from certain actions, insurance, and indemnification as well as an arrangement between the company and its directors on conditions of their employment, in other capacities, generally requires the approval of the compensation committee (or the audit committee acting in lieu of a compensation committee pursuant to the Companies Law), the board of directors, and the shareholders.

Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. Such exempt extraordinary transactions must however be approved by both the board of directors and the audit committee. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the compensation committee (or the audit committee acting in lieu of a compensation committee pursuant to the Companies Law) and the board of directors agree that such arrangements are solely for the benefit of the company, provided that the compensation due under such arrangements does not exceed the compensation sums prescribed for external directors under applicable companies regulations. Employment and compensation arrangements for an office holder that is a controlling shareholder of a public company, or the provision of directors’ and officers’ insurance for the chief executive officer, do not require shareholder approval if certain criteria are met. The Board, following the prior determination of the Audit Committee or Compensation Committee, as applicable, may also determine that the compensation being offered to certain office holders (including directors) is an engagement which, pursuant to the leniencies set forth in the Relief Regulations, can be entered into by a company immediately, with the approval by the shareholders being deferred to the next shareholder meeting to be called by the Company, is such compensation is consistent with compensation policy of the company which was approved by the shareholders of the company in accordance with the Companies Law, and are no more beneficial to the recipient as such similar compensation previously granted to other holders of the same office.

Exchange Controls

There are currently no material Israeli currency control restrictions on payments of dividends or other distributions with respect to our securities or the proceeds from the sale of our securities, except under certain circumstances, for shareholders who are subjects of countries that are, or have been, in a state of war with Israel or otherwise as set forth in this section. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time. Israeli residents have an obligation to file reports with the Bank of Israel regarding certain transactions. In addition, Bank of Israel regulations require us to submit regular quarterly update reports concerning foreign investments in the Company.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our amended and restated articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our amended and restated articles of association. The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Acquisitions under Israeli Law

Special Tender Offer

According to the Companies Law, an acquisition pursuant to which a purchaser will hold a “controlling stake”, that is defined as 25% or more of the voting rights if no other shareholder holds a controlling stake, or an acquisition pursuant to which such purchaser will hold more than 45% of the voting rights of the company if no other shareholder owns more than 45% of the voting rights, may not be performed by way of market accumulation, but rather by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis, or pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of controlling stake, or 45% or more of the company’s voting rights. In accordance with the Companies Law, such procedures are not required if the controlling stake or 45% of the company’s voting rights are purchased from an existing holder or a controlling stake or 45% of the company’s voting rights. A special tender offer may not be consummated unless a majority of the shareholders who announced their stand on such offer have accepted it (in counting the total votes of such shareholders, shares held by the controlling shareholders, shareholders who have personal interest in the offer, shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above or the bidder and corporations under their control, shall not be taken into account). A shareholder may be free to object to such an offer without such objection being deemed as a waiver of his right to sell its respective shares if the transaction is approved by a majority of the company’s shareholders despite his objection. Shares purchased not in accordance with those provisions will become “dormant shares” and will not grant the purchaser any rights so long as they are held by the purchaser.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity shall refrain from making a subsequent tender offer for the purchase of shares of the target company and cannot execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum), may, within six (6) months from the date of acceptance of the tender offer, petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If the shareholders who did not accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class of shares, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Mergers

The Companies Law provides that corporate mergers require the approval of both companies’ boards of directors and shareholders. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. In the event, however, that shares of the target company are held by the acquiring company or by a person holding 25% or more of any type of controlling means of the acquiring company, the merger will not be approved if a majority of the shareholders of the target company attending and voting at the meeting at which the merger is considered (without taking into account, for that purpose, the shares held by the acquiring company or by a person holding 25% or more of any type of controlling means of the acquiring company) object to and do not vote in favor of the merger. If a person holds 25% or more of any type of controlling means of more than one merging company, the same provisions shall apply with regard to the shareholders’ vote with respect to each such company. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if the court concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the target company’s obligations. Furthermore, a merger may not close unless at least 30 days have passed from the time that the general meeting of each of the merging companies was held and at least 50 days have passed from the date on which the merger proposal was sent to the Israeli Registrar of Companies.

Private Placements

Under the Companies Law, if (i) as a result of a private placement a person would become a controlling shareholder or (ii) a private placement will entitle investors to receive 20% or more of the voting rights of a company as calculated before the private placement, and all or part of the private placement consideration is not in cash or in public traded securities or is not in market terms and if as a result of the private placement the holdings of a substantial shareholder shall increase or as a result of it a person shall become a substantial shareholder, then in either case, the allotment must be approved by the board of directors and by the shareholders of the company. A “substantial shareholder” in connection with a private placement as set forth above, is defined as a shareholder who holds five percent or more of the company’s outstanding share capital or voting rights, and which assumes the exercise of all of the securities convertible into shares either held by that person prior to such private placement or offered to such person under the private placement. In order for the private placement to be on “market terms” the board of directors has to determine and explain in detail that the private placement is on market terms, unless proven otherwise. Otherwise, under the Companies Law and the regulations promulgated thereunder, a private placement of securities does not require approval at a general meeting of the shareholders of a company; provided however, that in other special circumstances, such as a private placement completed in lieu of a special tender offer, or a private placement under circumstances which qualifies as a related party transaction requiring shareholder approval, approval at a general meeting of the shareholders of a company is then also required. A Registered Direct Offering in the United States is generally considered a private placement under the Companies Law.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with an Israeli commercial bank, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 240 Greenwich Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the heading “Where You Can Find Additional Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs - Taxation of our Shareholders” for more detail. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that doing so does not require registration of any securities under the Securities Act of 1933, as amended, or the “Securities Act.” If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory assurances from us that such distribution does not require registration of such securities under the Securities Act. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or governmental charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed by the holder of the ADSs or as described in the following sentence.  If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs.  The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

●	we do not wish to receive a discretionary proxy;

●	there is substantial shareholder opposition to the particular question; or

●	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	● Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
● Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	● Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	● Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	● Depositary services

Registration or transfer fees	● Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	● Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
● converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	● As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	● As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account.  The spread is the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives in an offsetting foreign currency trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined, subject to its obligations under the deposit agreement.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary.  It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the number of ADSs that may be outstanding at any time as a result of pre-release will not normally exceed 30% of the total number of ordinary shares deposited under the deposit agreement, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so. The depositary has full discretion as to how and to what extent it may disregard the limit for the amount of ADSs that may be outstanding at any time as a result of the pre-release.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Establishment

We were incorporated under the laws of the State of Israel. We are registered with the Israeli Registrar of Companies in Jerusalem, Israel.

Transfer Agent and Registrar

Other than with respect to certain restricted ordinary shares, the shares for a publicly traded company such as ours, which is listed on TASE, (and has ADSs listed on NASDAQ, are generally recorded in the name of our Israeli share registrar, the Registration Company of United Mizrachi Bank Ltd. Our transfer agent and registrar for our ADSs is the depositary for our ADSs, Bank of New York Mellon, and its address is 240 Greenwich Street, New York, NY, 10286.

Listing

Our ordinary shares are currently traded on TASE under the symbol “KTOV.” Our ADSs and the Series A warrants issued in each of November 2015 and July 2016 are listed on NASDAQ under the symbols “KTOV” and “KTOVW”, respectively.

SELLING SHAREHOLDERS

Relationships with the Selling Shareholders

Issuance of May 2020 Warrants

On May 8, 2020, we issued to certain institutional investors unregistered warrants to purchase up to 25,000,002 ADSs representing 25,000,002 of our ordinary shares at an exercise price of $0.40 per ADS (the “May 2020 Investor Warrants”) in private placements completed concurrently with a registered direct offering. We also issued unregistered warrants to purchase up to 1,750,000 ADSs representing 1,750,000 of our ordinary shares to designees of H.C. Wainwright & Co., LLC, the placement agent for May 2020 Offering (the “May 2020 PA Warrants,” and together with the May 2020 Investor Warrants, the May 2020 warrants”). All of the May 2020 Warrants remain unexercised.

The May 2020 Investor Warrants are exercisable immediately and have a term of exercise period of five and one-half (5.5) years from the date of the issuance. Each holder of a May 2020 Investor Warrant (together with its respective affiliates) may not exercise any portion of the May 2020 Investor Warrants to the extent that the holder would own more than 4.99% (or, at the holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after exercise. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the holder’s May 2020 Investor Warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Investor Warrant.

The May 2020 PA Warrants have the same terms as the May 2020 Investor Warrants except for an exercise price of $0.50 per ADS and a term of exercise period of five years from the effective date of the May 2020 Offering.

Pursuant to the May 2020 warrants, if at the time of exercise, a registration statement registering the issuance of the ADSs underlying the May 2020 warrants under the Securities Act is not then effective or available, the holder may exercise the May 2020 warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of ADSs determined according to the formula set forth in the May 2020 warrants.

The May 2020 warrants or the ordinary shares represented by ADSs issuable upon exercise of the May 2020 warrants have not been registered under the Securities Act, or any state securities laws. The May 2020 Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, including Rule 506 of Regulation D promulgated thereunder. We made this determination based on the representations that each party is an “accredited investor” within the meaning of Rule 501 of Regulation D.

H.C. Wainwright & Co., LLC previously served as our placement agent for offerings of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016 for which it received compensation. H.C. Wainwright also served as an underwriter for our initial public offering on NASDAQ in November 2015 and as our placement agent for the private placement of the New Warrants in April 2020 for which it received compensation. Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe, some of the selling shareholders listed below, are affiliated with H.C. Wainwright & Co., LLC.

Pursuant to Rule 5110(g) of the Financial Industry Regulatory Authority, or FINRA, the May 2020 PA Warrants and any ADSs issued upon exercise the May 2020 PA Warrants cannot be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the May 2020 Offering, except the transfer of any security:

●	by operation of law or by reason of reorganization of our company;

●	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

●	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Tail Fee to Former Placement Agent

We previously agreed to pay a former placement agent, Chardan Capital Markets LLC (“Chardan”), whose engagement was terminated on March 2, 2020, a tail fee consisting of (i) a cash compensation equal to 1.25% of the gross proceeds raised in any underwritten public offering or a private placement of our securities with non-Israeli investors, up to a cap of $100,000 if the investment was made by certain investors, and (ii) ADSs equal to 1.25% of the ADSs placed with such investors within 6 months following the termination of the engagement of Chardan. The total tail fee payable to Chardan in connection with our offerings in each of March, April, May and June 2020 is cash compensation in aggregate of $295 thousands and 1,298,611 ADSs which we are registering hereby. Such ADSs are being issued in reliance upon the exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Information About Selling Shareholder Offering

We are registering the resale of the above-referenced ADSs and the ordinary shares underlying the ADSs to permit each of the selling shareholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the ADSs in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling shareholders of up to the total number of restricted ADSs issued to Chardan and the ADSs issuable upon cash exercise of the May 2020 warrants issued to investors and to our placement agent in May 2020, which are held by the selling shareholders. Throughout this prospectus, when we refer to the ADSs being registered on behalf of the selling shareholders, we are referring to the restricted ADSs issued to our former placement agent, as well as to the ADSs issuable upon cash exercise of the May 2020 warrants issued to the selling shareholders in connection with the May 2020 Offering and the related private placement in May 2020, and when we refer to the selling shareholders in this prospectus, we are referring to the current holders of the securities issued to Chardan, to investors in the private placement completed in May 2020, to the placement agent for the May 2020 private placement, and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders may sell some, all or none of their ADSs. We do not know when or whether any of the selling shareholders will exercise their warrants, nor do we know how long the selling shareholders will hold their ordinary shares or ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any warrants, or the sale or other disposition of any of the ordinary shares or ADSs. The ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise noted in a note, the following table sets forth the name of each of the selling shareholders, the number and percentage of our ordinary shares represented by our ADSs beneficially owned by the selling shareholders as of June 30, 2020, the number of our ordinary shares represented by our ADSs (i) issuable upon exercise of warrants or (ii) otherwise held by the selling shareholder, that may be offered under this prospectus, and the number and percentage of our ordinary shares represented by our ADSs beneficially owned by the selling shareholders assuming all of the ordinary shares and our ADSs registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares represented by our ADSs. Generally, a person “beneficially owns” ordinary shares represented by our ADSs if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of ordinary shares in the column “Number of Shares Offered” represents all of the ordinary shares represented by our ADSs that a selling shareholder may offer and sell from time to time under this prospectus.

The information in the table below and the footnotes thereto regarding ordinary shares to be beneficially owned after the offering assumes that the selling shareholders have exercised their warrants in full pursuant to cash exercises and further assumes the sale of all ADSs and the ordinary shares underlying the ADSs being offered by the selling shareholders under this prospectus.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 157,552,962 of our ordinary shares outstanding as of June 30, 2020 (not including 1 treasury share). Unless otherwise indicated in the footnotes to this table, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Prior to the Offering		Number of Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After the Offering
	Number	Percent	for Sale	Number	Percent
Sabby Volatility Warrant Master Fund, Ltd.(1)	15,634,605	**	8,333,334	7,301,271	4.43%
Armistice Capital Master Fund, Ltd.(2)	14,648,890	**	8,333,334	6,315,556	3.85%
Noam Rubinstein(3)(9)	2,253,233	1.41%	551,250	1,701,983	1.07%
Charles Worthman(4)(9)	71,123	*	17,500	53,623	*
Michael Vasinkevich(5)(9)	4,613,372	2.84%	1,122,188	3,491,184	2.17%
Craig Schwabe(6)(9)	219,187	*	59,062	160,125	*
CVI Investments, Inc.(7)	13,888,890	**	8,333,334	5,555,556	3.41%
Chardan Capital(8)	1,298,611	*	1,298,611	0	0
Total Ordinary Shares Registered Hereby:			28,048,613

*	Less than 1%.

**	subject to a 4.99% blocker. See notes below

(1)	Based on information provided to us by the selling shareholder, or otherwise known to us, Sabby Volatility Warrant Master Fund, Ltd. as of June 30, 2020 holds (i) 760,000 warrants issued by us in June 2018, which entitle the holder to purchase up to 760,000 ADSs representing 760,000 of our ordinary shares, at an exercise price of $2.80 per ADS, and which are currently exercisable until December 5, 2023, (ii) 1,285,715 warrants issued by us in January 2019 which entitle the holder to purchase up to 1,285,715 ADSs representing 1,285,715 of our ordinary shares, at an exercise price of $2.00 per ADS, and which are currently exercisable until July 18, 2024, (iii) 8,333,334 warrants issued by us in May 2020 which we are registering hereby, and (iv) 5,255,556 warrants issued by us in June 2020 which entitle the holder to purchase up to 5,255,556 ADSs representing 5,255,556 of our ordinary shares, at an exercise price of $0.90 per ADS, and which are currently exercisable until June 25, 2025. Pursuant to the terms of the above noted warrants, the selling shareholder cannot exercise the warrants to the extent the selling shareholder would beneficially own, after any such exercise, more than 4.99% of our outstanding ordinary shares. Consequently, as of the date set forth above, the selling shareholder may not necessarily be able to exercise all of these warrants due to the blockers. According to information provided to us by the selling shareholder, Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”). Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by SVWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by SVWMF except to the extent of their respective pecuniary interest therein. The address of Sabby Volatility Warrant Master Fund, Ltd is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(2)	Based on information provided to us by the selling shareholder, or otherwise known to us, Armistice Capital Master Fund Ltd. as of June 30, 2020 holds (i) 760,000 warrants issued by us in June 2018, which entitle the holder to purchase up to 760,000 ADSs representing 760,000 of our ordinary shares, at an exercise price of $2.80 per ADS, and which are currently exercisable until December 5, 2023, (ii) 8,333,334 warrants issued by us in May 2020 which we are registering hereby, and (iii) 5,555,556 warrants issued by us in June 2020 which entitle the holder to purchase up to 5,555,556 ADSs representing 5,555,556 of our ordinary shares, at an exercise price of $0.90 per ADS, and which are currently exercisable until June 25, 2025. Pursuant to the terms of the above noted warrants, the Selling Shareholder cannot exercise the warrants to the extent the Selling Shareholder would beneficially own, after any such exercise, more than 4.99% of our outstanding ordinary shares. Consequently, as of the date set forth above, the Selling Shareholder may not necessarily be able to exercise all of these warrants due to the blockers. According to information provided to us by the selling shareholder or otherwise known to us, Armistice Capital Master Fund Ltd., Armistice Capital LLC and Steven Boyd each beneficially own such warrants to purchase our ADS. Armistice Capital, LLC and Steven Boyd disclaim beneficial ownership in the ADS, except to the extent of his or its pecuniary interest therein. The address of Armistice Capital Master Fund, Ltd. is 510 Madison Ave, 7th Floor, New York, NY 10022.

(3)	Based on information provided to us by the selling shareholder, or otherwise known to us, Mr. Noam Rubinstein holds (i) 131,883 warrants issued by us in June 2018, (a) 60,000 of which entitle the holder to purchase up to 60,000 ADSs representing 60,000 of our ordinary shares, at an exercise price of $2.80 per ADS, and are currently exercisable until December 5, 2023, and (b) 71,883 of which entitle the holder to purchase up to 71,883 ADSs representing 71,883 of our ordinary shares, at an exercise price of $3.125 per ADS, and are currently exercisable until June 1, 2023, (ii) 75,600 warrants issued by us in January 2019 which entitle the holder to purchase up to 75,600 ADSs representing 75,600 of our ordinary shares, at an exercise price of $2.1875 per ADS, and which are currently exercisable until January 18, 2024, (iii) 441,000 warrants issued by us in March 2020 which entitle the holder to purchase up to 441,000 ADSs representing 441,000 of our ordinary shares, at an exercise price of $0.375 per ADS, and which are currently exercisable until March 12, 2025 and (iv) 441,000 April 2020 warrants issued by us in April 2020 which entitle the holder to purchase up to 441,000 ADSs representing 441,000 of our ordinary shares, at an exercise price of $0.40625 per ADS, and which are currently exercisable until October 22, 2025, (v) 551,250 warrants issued by us in May 2020 which entitle the holder to purchase up to 551,250 ADSs representing 551,250 of our ordinary shares, at an exercise price of $0.50 per ADS, and which are currently exercisable until May 6, 2025, which we are registering hereby, and (vi) 612,500 warrants issued by us in June 2020 which entitle the holder to purchase up to 612,500 ADSs representing 612,500 of our ordinary shares, at an exercise price of $1.125 per ADS, and which are currently exercisable until June 23, 2025. Mr. Rubinstein is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for a registered offering of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016, as well as an underwriter for our initial public offering on NASDAQ in November 2015, and as placement agent for our warrant exercise transaction in April 2020. The address of Noam Rubinstein is 430 Park Avenue, Level 3, New York, NY 10022.

(4)	Based on information provided to us by the selling shareholder, or otherwise known to us, Mr. Charles Worthman holds (i) 2,282 warrants issued by us in June 2018, which entitle the holder to purchase up to 2,282 ADSs representing 2,282 of our ordinary shares, at an exercise price of $3.125 per ADS, and are currently exercisable until June 1, 2023, (ii) 706 warrants issued by us in June 2016, which entitle the holder to purchase up to 706 ADSs representing 706 of our ordinary shares, at an exercise price of $4.08 per ADS, and are currently exercisable until June 28, 2021, (iii) 790 warrants issued by us in November 2015, which entitle the holder to purchase up to 790 ADSs representing 790 of our ordinary shares, at an exercise price of $4.956 per ADS, and are currently exercisable until November 25, 2020, (iv) 2,400 warrants issued by us in January 2019 which entitle the holder to purchase up to 2,400 ADSs representing 2,400 of our ordinary shares, at an exercise price of $2.1875 per ADS, and which are currently exercisable until January 18, 2024, (v) 14,000 warrants issued by us in March 2020 which entitle the holder to purchase up to 14,000 ADSs representing 14,000 of our ordinary shares, at an exercise price of $0.375 per ADS, and which are currently exercisable until March 12, 2025, (vi) 14,000 April 2020 warrants issued by us in April 2020 which entitle the holder to purchase up to 14,000 ADSs representing 14,000 of our ordinary shares, at an exercise price of $0.40625 per ADS, and which are currently exercisable until October 22, 2025, (vii) 17,500 warrants issued by us in May 2020 which entitle the holder to purchase up to 17,500 ADSs representing 17,500 of our ordinary shares, at an exercise price of $0.50 per ADS, and which are currently exercisable until May 6, 2025, which we are registering hereby and (viii) 19,445 warrants issued by us in June 2020 which entitle the holder to purchase up to 19,445 ADSs representing 19,445 of our ordinary shares, at an exercise price of $1.125 per ADS, and which are currently exercisable until June 23, 2025. Mr. Worthman is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for a registered offering of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016, as well as an underwriter for our initial public offering on NASDAQ in November 2015, and as placement agent for our warrant exercise transaction in April 2020. The address of Charles Worthman is 430 Park Avenue, Level 3, New York, NY 10022.

(5)	Based on information provided to us by the selling shareholder, or otherwise known to us, Mr. Michael Vasinkevich holds (i) 197,189 warrants issued by us in June 2018, (a) 50,000 of which entitle the holder to purchase up to 50,000 ADSs representing 50,000 of our ordinary shares, at an exercise price of $2.80 per ADS, and are currently exercisable until December 5, 2023, and (b) 147,189 of which entitle the holder to purchase up to 147,189 ADSs representing 147,189 of our ordinary shares, at an exercise price of $3.125 per ADS, and are currently exercisable until June 1, 2023, (ii) 45,882 warrants issued by us in June 2016, which entitle the holder to purchase up to 45,882 ADSs representing 45,882 of our ordinary shares, at an exercise price of $4.08 per ADS, and are currently exercisable until June 28, 2021, (iii) 50,938 warrants issued by us in November 2015, which entitle the holder to purchase up to 50,938 ADSs representing 50,938 of our ordinary shares, at an exercise price of $4.956 per ADS, and are currently exercisable until November 25, 2020, (iv) 154,800 warrants issued by us in January 2019 which entitle the holder to purchase up to 154,800 ADSs representing 154,800 of our ordinary shares, at an exercise price of $2.1875 per ADS, and which are currently exercisable until January 18, 2024, (v) 897,750 warrants issued by us in March 2020 which entitle the holder to purchase up to 897,750 ADSs representing 897,750 of our ordinary shares, at an exercise price of $0.375 per ADS, and which are currently exercisable until March 12, 2025 and (vi) 897,750 April 2020 warrants issued by us in April 2020 which entitle the holder to purchase up to 897,750 ADSs representing 897,750 of our ordinary shares, at an exercise price of $0.40625 per ADS, and which are currently exercisable until October 22, 2025, (vii) 1,122,188 warrants issued by us in May 2020 which entitle the holder to purchase up to 1,122,188 ADSs representing 1,122,188 of our ordinary shares, at an exercise price of $0.50 per ADS, and which are currently exercisable until May 6, 2025, which we are registering hereby, and (viii) 1,246,875 warrants issued by us in June 2020 which entitle the holder to purchase up to 1,246,875 ADSs representing 1,246,875 of our ordinary shares, at an exercise price of $1.125 per ADS, and which are currently exercisable until June 23, 2025. Mr. Vasinkevich is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for a registered offering of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016, as well as an underwriter for our initial public offering on NASDAQ in November 2015, and as placement agent for our warrant exercise transaction in April 2020. The address of Michael Vasinkevich is 430 Park Avenue, Level 3, New York, NY 10022.

(6)	Based on information provided to us by the selling shareholder, or otherwise known to us, Mr. Craig Schwabe holds (i) 47,250 warrants issued by us in March 2020 which entitle the holder to purchase up to 47,250 ADSs representing 47,250 of our ordinary shares, at an exercise price of $0.375 per ADS, and which are currently exercisable until March 12, 2025, (ii) 47,250 April 2020 warrants issued by us in April 2020 which entitle the holder to purchase up to 47,250 ADSs representing 47,250 of our ordinary shares, at an exercise price of $0.40625 per ADS, and which are currently exercisable until October 22, 2025,, (iii) 59,062 warrants issued by us in May 2020 which entitle the holder to purchase up to 59,062 ADSs representing 59,062 of our ordinary shares, at an exercise price of $0.50 per ADS, and which are currently exercisable until May 6, 2025, which we are registering hereby, and (iv) 65,625 ADSs representing 65,625 of our ordinary shares, at an exercise price of $1.125 per ADS, and which are currently exercisable until June 23, 2025. Mr. Schwabe is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for a registered offering of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016, as well as an underwriter for our initial public offering on NASDAQ in November 2015, and as placement agent for our warrant exercise transaction in April 2020. The address of Craig Schwabe is 430 Park Avenue, Level 3, New York, NY 10022.

(7)	Based on information provided to us by the selling shareholder, or otherwise known to us, CVI Investments Inc. as of June 30, 2020 holds (i) 8,333,334 warrants issued by us in May 2020 which we are registering hereby and (ii) 5,555,556 warrants issued by us in June 2020 which entitle the holder to purchase up to 5,555,556 ADSs representing 5,555,556 of our ordinary shares, at an exercise price of $0.90 per ADS, and which are currently exercisable until June 25, 2025. Pursuant to the terms of the above noted warrants, the selling shareholder cannot exercise the warrants to the extent the selling shareholder would beneficially own, after any such exercise, more than 4.99% of our outstanding ordinary shares. Consequently, as of the date set forth above, the selling shareholder may not necessarily be able to exercise all of these warrants due to the blockers. According to information provided to us by the selling shareholder, Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale of securities by the Selling Shareholder pursuant to the prospectus contained in this Registration Statement. The address of the principal business office of CVI Investments, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. The address of the principal business office of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

(8)	Based on information provided to us by the selling shareholder, or otherwise known to us, Chardan Capital Markets LLC, as of July 10, 2020 holds (i) 812,500 of our ADSs which were issued in May 2020, and (ii) the right to receive an additional 486,111 ADSs, the ordinary shares underlying which have already been issued by us for the purposes of issuing the ADSs. According to information provided to us by the selling shareholder, or otherwise known to us, Mr. Jonas Grossman has voting and dispositive power over the securities owned by Chardan Capital Markets, LLC. The address of Chardan Capital Markets LLC is 17 State Street, 21st Floor, New York, NY 10004.

(9)	Based on information known to us, in addition to the holdings of the affiliates of H.C. Wainwright & Co. LLC set forth in the table above, H.C. Wainwright & Co. LLC and/or other affiliates thereof hold an additional (i) 6,846 warrants issued by us in June 2018 which entitle the holder to purchase up to 6,846 ADSs representing 6,846 of our ordinary shares, at an exercise price of $3.125 per ADS, and are currently exercisable until June 1, 2023, (ii) 1,765 warrants issued by us in June 2016, which entitle the holder to purchase up to 1,765 ADSs representing 1,765 of our ordinary shares, at an exercise price of $4.08 per ADS, and are currently exercisable until June 28, 2021, (iii) 26,061 warrants issued by us in November 2015, which entitle the holder to purchase up to 26,061 ADSs representing 26,061 of our ordinary shares, at an exercise price of $4.956 per ADS, and are currently exercisable until November 25, 2020, (iv) 7,200 warrants issued by us in January 2019 which entitle the holder to purchase up to 7,200 ADSs representing 7,200 of our ordinary shares, at an exercise price of $2.1875 per ADS, and which are currently exercisable until January 18, 2024, and (v) 3,404 warrants issued by us in July 2017 which entitle the holder to purchase up to 3,404 ADSs representing 3,404 of our ordinary shares, at an exercise price of $1.875 per ADS, and which are currently exercisable until July 11, 2022. H.C. Wainwright & Co. LLC, a broker-dealer, previously served as our exclusive placement agent for a registered offering of our securities in each of June 2020, May 2020, March 2020, January 2019, June 2018, July 2017 and July 2016, as well as an underwriter for our initial public offering on NASDAQ in November 2015, and as placement agent for our warrant exercise transaction in April 2020. The address of H.C. Wainwright & Co. LLC is 430 Park Avenue, Level 3, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering the securities issued to the selling shareholders to permit the resale of these securities by the holders thereof from time to time after the date of this prospectus. As used in this Prospectus, “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other permitted transfer.

We will not receive any of the proceeds from the sale by the selling shareholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

The selling shareholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling shareholders may also sell securities short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling shareholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling shareholder, other than CVI Investments, Chardan and the affiliates of H.C. Wainwright & Co. LLC, has informed the Company that it is not a registered broker-dealer or otherwise affiliated with such. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Company has no obligation to qualify the resale of any shares in any particular state.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the securities, including, without limitation, Securities and Exchange Commission filing fees and expenses of initial compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

EXPENSES OF THE OFFERING

The following is a statement of estimated expenses to be incurred by us in connection with the registration of the securities registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fees	$2,912.57
Legal fees and expenses	$5,000.00
Accountant’s fees and expenses	$1,500.00

Total	$9,412.57

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file or furnish later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. This prospectus incorporates by reference the documents listed below, and any future Annual Reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC (but only to that extent that such Form 6-K states that it is incorporated by reference herein), in each case, between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated:

●	The description of our ordinary shares, no par value per share, and the American Depositary Shares representing the ordinary shares, contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37643) filed with the Commission on November 18, 2015;

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2019, filed with the SEC on March 23, 2020, as amended on March 31, 2020; and

●	our reports on Form 6-K furnished to the SEC on January 8, 2020, January 9, 2020, January 27, 2020. February 3, 2020, February 11, 2020, February 24, 2020, March 13, 2020, March 17, 2020, April 20, 2020, May 6, 2020, May 8, 2020 (1st report), May 8, 2020 (2nd report), May 19, 2020, May 20, 2020, May 22, 2020, June 23, 2020, June 25, 2020 (1st report as amended by Form 6-K/A furnished on June 29, 2020), June 25, 2020 (2nd report), July 1, 2020, July 2, 2020 (1st report), July 2, 2020 (2nd report), July 8, 2020, and July 9, 2020.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus, upon written or oral request to us at the following address:

Kitov Pharma Ltd.

One Azrieli Center, Round Tower

132 Menachem Begin Rd.

Tel Aviv 6701101, Israel

Tel: +972-3-9333121

Attention: Chief Financial Officer

LEGAL MATTERS

The validity of the ordinary shares being offered pursuant to this prospectus has been passed upon by the Law Office of Avraham Ben-Tzvi, Adv., of Jerusalem, Israel.

EXPERTS

The consolidated financial statements of Kitov Pharma Ltd. and its subsidiaries as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a Member Firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to the offering of our securities offered hereby. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are required to file reports and other information with the SEC under the Exchange Act, and the regulations thereunder applicable to foreign private issuers. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through this web site at http://www.sec.gov. These SEC filings are also generally available to the public on (i) the Israel Securities Authority (“ISA”) Magna website at www.magna.isa.gov.il, (ii) the Tel Aviv Stock Exchange (“TASE”) website at http://www.maya.tase.co.il, and (iii) from commercial document retrieval services.

In addition, since our ordinary shares are traded on TASE, we also presently report to ISA and TASE in accordance with the Securities Regulations (Periodic and Immediate Reports of a Foreign Body Corporate) 5761-2000, promulgated thereunder (the “Dual-Listed Reporting Requirements”). Pursuant to the Dual-Listed Reporting Requirements, we prepare our periodic and immediate reports in accordance with U.S. securities laws and reporting requirements. Our major shareholders are required to make applicable ownership disclosures in accordance with U.S. securities laws and reporting requirements. We generally initially file or furnish our reports, as applicable, to the SEC. We then submit copies of the SEC filings and submissions to ISA and TASE, including any filings made by our major shareholders with respect to their holdings in Kitov Pharma, in accordance with the Dual-Listed Reporting Requirements. Such copies can be retrieved electronically through the websites for listed company reports of ISA (www.magna.isa.gov.il) and TASE (www.maya.tase.co.il).

As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. As permitted under the Companies Law, and the Notice Regulations which were enacted pursuant to such law, and as set forth in our amended and restated articles of association, we are not required to physically deliver a notice of a shareholders meeting, a proxy statement or a voting slip. We prepare notices of general meetings of our shareholders, as well as the accompanying proxy statements, voting slips and voting instruction forms, (collectively, the “Proxy Materials”) in accordance with applicable laws, rules and regulations and disclosure requirements in the State of Israel, as such are applicable to a company whose shares are traded on both TASE and NASDAQ, and which reports to the SEC as a foreign private issuer and to ISA and TASE in accordance with the Dual-Listed Reporting Requirements. Our Proxy Materials may not necessarily be mailed to our beneficial shareholders in Israel, or to our beneficial ADS holders in the U.S. We will furnish to the SEC on Form 6-K the forms of our Proxy Materials, and they will be made available to the public on the SEC’s website at www.sec.gov. We will also submit the Proxy Materials to ISA and TASE and they will be made available to the public on their respective websites for listed company reports: www.magna.isa.gov.il and www.maya.tase.co.il. We will also include the Proxy Materials on our corporate website, to the extent required under the Companies Law and the applicable regulations enacted thereunder governing publication of notices of general meetings of our shareholders and the distribution of the Proxy Materials. The circulation of by us of any Proxy Materials should not be taken as an admission that we are subject to the proxy rules under the Exchange Act, nor as an admission that in doing so we are not availing, nor that we may not avail, ourselves of any, or all of, the exemptions set forth under Regulation 3 of the Companies Regulations (Relief Regulations for Companies Whose Securities are Listed for Trading on an Exchange Outside of Israel), 5760-2000. Furthermore, nothing in the form or content of, and/or the language in, any of our Proxy Materials should be taken as an admission by us with respect to that which is stated under Regulation 5 of the Notice Regulations concerning the applicability (or lack thereof) of instructions under relevant non-Israeli law as to the content our Proxy Materials, insofar as such may apply to certain matters on the agenda of the applicable meeting of securities holders.

In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of each fiscal year ending December 31, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. In addition, in accordance with the NASDAQ Listing Rules, as a foreign private issuer we are required to submit on a Form 6-K an interim balance sheet and income statement as of the end of the second quarter of each fiscal year.

We maintain a corporate website at www.kitovpharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under applicable corporate or securities laws and regulations, including posting any notices of general meetings of our shareholders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. If U.S. law is applicable, then it must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

●	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19715 Tel: +1 (302) 738-6680 as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738 – 1968 (“Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee (or the audit committee acting in lieu of a compensation committee pursuant to the Companies Law) and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The compensation committee (or the audit committee acting in lieu of a compensation committee pursuant to the Companies Law) and board of directors may approve the inclusion of each director under the coverage of our directors and officers insurance policy without the need for shareholder approval, if they determine that, pursuant to the leniencies set forth in Regulation 1B1 of the Relief Regulations, the provision of such insurance coverage to the directors under our directors and officers insurance policy is being granted on market terms, and with no material adverse effect on our profits, assets or obligations, and is consistent with our Compensation Policy which was approved by our shareholders in accordance with the Companies Law, and is the same as the coverage provided to all of our other directors.

The compensation committee (or the audit committee acting in lieu of a compensation committee pursuant to the Companies Law) and board of directors may approve the issuance to directors of our standard letters of waiver of liability and indemnification, immediately, as of the date of their respective appointments as directors, with the approval by our shareholders being deferred to the next general meeting of our shareholders following such approval, if they determine that, pursuant to the leniencies set forth in Regulation 1B4 of the Relief Regulations, that the letters which we issue to the appointed directors are consistent with our Compensation Policy which was approved by our shareholders in accordance with the Companies Law, and are no more beneficial to the Appointed Directors as such letters previously issued to our other directors.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy within the parameters set forth in our Compensation Policy.

Our audit committee and board of directors approved the issuance of letters of indemnity (the “Indemnity Letters”) to our office holders pursuant to which we agreed to indemnify such office holders, including an undertaking in advance for such indemnification. The Indemnity Letters also received the approval of our shareholders. According to the Indemnity Letters, the total accumulative sum of indemnification paid by us to all our office holders that were issued by Kitov Pharma will not exceed a sum equal to 25% of our equity attributed to our shareholders according to our latest audited or reviewed consolidated financial statements, as the case may be, as of the date of indemnification. The payment of the indemnity sum will not prejudice the right of office holders to receive insurance coverage benefits. Once we have paid indemnity sums to our office holders at the maximum indemnity sum, we will not bear additional indemnity sums unless the payment of these additional sums is approved by authorized corporate bodies according to the law applicable at the time of payment of the additional indemnity sums, and subject to an amendment in our articles of association if required by applicable law at such time.

In addition, we have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including with respect to liabilities resulting from our Registration Statements, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is with respect to all permitted indemnification, including in connection with a public offering of our securities, an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnification payment was made. Such indemnification amounts are in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any.

We have indemnified and we expect to continue to indemnify our officers and directors for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses they may incur related to the ISA Investigation and the 2015 Motion, the 2017 Motions and U.S. Class Actions described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, pursuant to the letters of indemnification issued to our directors and officers.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Memorandum of Association of the Registrant (originally filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 26, 2019 and incorporated herein by reference thereto).
3.2	Amended and Restated Articles of Association of the Registrant (originally filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 26, 2019 and incorporated herein by reference thereto).
4.1	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015).
4.2	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on November 18, 2015).
4.3	Form of American Depositary Receipt (incorporated by reference to prospectus filed with the Securities and Exchange Commission on January 4, 2019)
4.4	Form of Underwriters’ Warrant (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on November 18, 2015).
4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on June 27, 2016).
4.6	Form of Letter Amendment to Warrant Agent Agreement with respect to Series A warrants (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 29, 2016)
4.7	Form of Pre-Funded Series B Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form F-1/A as filed with the Securities and Exchange Commission on June 27, 2016).
4.8	Stock Purchase Agreement, dated January 12, 2017, by and between the Registrant and Goldman Hirsh Partners Ltd. (incorporated by reference to Exhibit 2.8 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017).
4.9	Shareholder’s Undertaking by Goldman Hirsh Partners Ltd. dated January 13, 2017. (incorporated by reference to Exhibit 2.9 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
4.10	Form of Warrant issued to purchasers in the July 2017 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on July 14, 2017)
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on July 14, 2017)
4.12	Stock Purchase Agreement, dated October 3, 2017, by and among the Registrant, Certain Stockholders of TyrNovo Ltd. and the Stockholders’ Representative (incorporated by reference to Exhibit 2.13 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 5, 2018)
4.13	Form of Warrant issued to purchasers in the June 2018 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 5, 2018)
4.14	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 5, 2018)
4.15	Form of Warrant issued to purchasers in the January 2019 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on January 18, 2019)
4.16	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on January 18, 2019)
4.17	Form of Shareholder Undertaking and Agreement, dated January 7, 2020, between Kitov Pharma Ltd. and the shareholders signatory thereto. (incorporated by reference to Exhibit 4.17 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)

Exhibit Number	Exhibit Description
4.18	Form of Securities Purchase Agreement dated as of March 12, 2020 by and between the Registrant and the purchasers in the public offering (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.19	Form of Warrant, dated January 7, 2020, between Kitov Pharma Ltd. issued to former FameWave shareholders (incorporated by reference to Exhibit 4.18 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.20	Form of Ordinary Warrant issued to purchasers in the March 2020 public offering (incorporated by reference to Exhibit 4.19 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.21	Form of Pre-funded Warrant issued to purchasers in the March 2020 public offering (incorporated by reference to Exhibit 4.20 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.22	Form of Placement Agent Warrant issued to Placement Agent in the March 2020 public offering (incorporated by reference to Exhibit 4.21 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
4.23	Description of Share Capital (originally filed as Exhibit 2.21 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 23, 2020 and incorporated herein by reference thereto).
4.24	Form of Warrant issued to exercising registered warrant holders in April 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on April 20, 2020)
4.25	Form of Placement Agent Warrant issued to Placement Agent in April 2020 in connection with the warrant exercise transaction public offering (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on April 20, 2020)
4.26	Form of Warrant issued to investors in May 2020 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
4.27	Form of Placement Agent Warrant issued to Placement Agent in May 2020 in connection with the May 2020 registered direct offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
4.28	Form of Warrant issued to investors in June 2020 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 25, 2020)
4.29	Form of Placement Agent Warrant issued to Placement Agent in June 2020 in connection with the June 2020 registered direct offering (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 6-K/A furnished to the Securities and Exchange Commission on June 29, 2020)
5.1±	Opinion of Law Office of Avraham Ben-Tzvi, Adv.
10.1	Form of Letter of Exemption adopted on July 2013 (unofficial English translation from Hebrew) (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 24, 2015).
10.2	Form of Letter of Indemnity adopted on July 2013 (unofficial English translation from Hebrew) (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015).
10.3	Kitov Pharma Ltd. 2016 Equity-Based Incentive Plan (incorporated by reference to Annex C to the Proxy Statement included as Exhibit 99.1 to the Registrant’s Form 6-k furnished to the Securities and Exchange Commission on March 22, 2019)
10.4	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to our Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on November 18, 2015).
10.5	Form of Share Purchase Agreement between Kitov Pharma and the purchasers (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 29, 2016)
10.6*	License Agreement, dated as of August 15, 2013, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.14 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.7*	First Amendment to License Agreement, dated as of April 8, 2014, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.15 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.8*	Second Amendment to License Agreement, dated as of March 16, 2017, by and between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.16 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on May 1, 2017)
10.9	Form of Securities Purchase Agreement dated as of July 11, 2017 by and between the Registrant and the purchasers in the offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on July 14, 2017)

Exhibit Number	Exhibit Description
10.10	Kitov Pharma Ltd. Office holder Compensation Policy approved the shareholders on July 12, 2017 (incorporated by reference to Exhibit A to the Proxy Statement included as Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 8, 2017)
10.11	Revolving Secured Facility and Pledge Agreement dated March 1, 2017 by and between TyrNovo Ltd., and Kitov Pharma Ltd. (incorporated by reference to Exhibit 4.18 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 5, 2018)
10.12	Convertible Bridge Loan Agreement, dated September 15, 2017, by and between Kitov Pharma Ltd. and TyrNovo Ltd. (incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 5, 2018)
10.13	Form of Securities Purchase Agreement dated as of June 1, 2018 by and between the Registrant and the purchasers in the offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 5, 2018)
10.14	Form of Securities Purchase Agreement dated as of January 16, 2019 by and between the Registrant and the purchasers in the offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on January 18, 2019)
10.15**	Product Manufacturing Agreement, effective as of November 8, 2018, by and between Kitov Pharma Ltd. and Dexcel Ltd. (incorporated by reference to Exhibit 4.15 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on April 3, 2019)
10.16**	Agreement dated as of December 27, 2018, by and between Kitov Pharma Ltd. and Coeptis Pharmaceuticals Inc. (incorporated by reference to Exhibit 4.16 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on April 3, 2019)
10.17**	Stock Purchase Agreement by and among Kitov Pharma Ltd., The Stockholders of FameWave Ltd. and M. Arkin (1999) Ltd. dated as of March 14, 2019 (incorporated by reference to Exhibit 4.17 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on April 3, 2019).
10.18	English Translation of Enforcement Arrangement entered into by and amongst the Israel Securities Authority, Kitov Pharma Ltd., Isaac Israel, Paul Waymack, and Simcha Rock (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on August 13, 2019)
10.19	Amendment dated August 16, 2019 to the Stock Purchase Agreement by and among Kitov Pharma Ltd., The Stockholders of FameWave Ltd. and M. Arkin (1999) Ltd. dated as of March 14, 2019 (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on September 16, 2019).
10.20**	Amendment dated October 8, 2019, to the Agreement by and between Kitov Pharma Ltd. and Coeptis Pharmaceuticals Inc (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission on December 2, 2019).
10.21	Form of Lock-Up and Registration Rights Agreement, dated January 7, 2020, between the Kitov Pharma Ltd. and the sellers listed on Exhibit A thereto (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
10.22	Form of Securities Purchase Agreement dated as of March 12, 2020 by and between the Registrant and the purchasers in the public offering (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on March 10, 2020)
10.23**	Amended and Restated License effective as of the 25th day of May, 2010 by and between: Tel Hashomer - Medical Research, Infrastructure and Services LTD and Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.23 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on March 31, 2020)
10.24**	First Amendment to Amended and Restated License Agreement, by and between Tel Hashomer – Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.24 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on March 31, 2020)
10.25	Second Amendment to Amended and Restated License Agreement, by and between Tel Hashomer – Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.25 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on March 31, 2020)

Exhibit Number	Exhibit Description
10.26	Assignment and Assumption Agreement effective as of March 21, 2019, between Tel Hashomer – Medical Research, Infrastructure and Services Ltd., Ramot at Tel Aviv University Ltd., FameWave Ltd. and cCAM Biotherapeutics Ltd. (incorporated by reference to Exhibit 4.26 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on March 31, 2020)
10.27**	Master Development Services Agreement between FameWave Ltd., and Rentschler Biopharma SE executed on March 17, 2020. (incorporated by reference to Exhibit 4.27 to the Registrant’s Form 20-F/A filed the Securities and Exchange Commission on March 31, 2020)
10.28	Form of Warrant Exercise Letter dated April 19, 2020 by and between the Registrant and the Warrant Holders (incorporated by reference to Exhibit 99.4 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on April 20, 2020)
10.29	Form of Securities Purchase Agreement dated as of May 6, 2020 by and between the Registrant and the purchasers in the registered direct offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on May 8, 2020)
10.30	Form of Securities Purchase Agreement dated as of June 23, 2020 by and between the Registrant and the purchasers in the registered direct offering (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on June 25, 2020)
23.1±	Consent of Law Office of Avraham Ben-Tzvi, Adv. (included in Exhibit 5.1)
23.2±	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International
24.1±	Power of Attorney

*	Confidential treatment granted with respect to portions of this Exhibit.

**	Portions of this exhibit have been omitted because they are both (i) not material, and (ii) would likely cause competitive harm to the Company if publicly disclosed.

±	Filed herewith

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on July 10, 2020.

KITOV PHARMA LTD.

By:	/s/ Isaac Israel
	Name:	Isaac Israel
	Title:	Chief Executive Officer

By:	/s/ Gil Efron
	Name:	Gil Efron
	Title:	Deputy CEO and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Kitov Pharma Ltd., a company incorporated under the laws of the State of Israel, do hereby constitute and appoint Isaac Israel and Gil Efron, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Eric K. Rowinsky	Chairman of the Board of Directors	July 10, 2020
Eric K. Rowinsky

/s/ Isaac Israel	Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2020
Isaac Israel

/s/ Simcha Rock	Director	July 10, 2020
Simcha Rock

Director
Ido Agmon

Director
Steven Steinberg

/s/ Revital Stern-Raff	Director	July 10, 2020
Revital Stern-Raff

Director
Ran Tzror

/s/ Gil Efron	Deputy CEO and Chief Financial Officer	July 10, 2020
Gil Efron	(Principal Financial Officer and Principal Accounting Officer)

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-3 on this tenth day of July, 2020.

Puglisi & Associates

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director